Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Balanced Fund	Plains All American Pipeline	7/7/2010	Chase Securities	ING Financial Markets, LLC
ING Balanced Fund	Pride International Inc	8/3/2010	Goldman Sachs	ING Bank NV
ING Balanced Fund	Hess Corp	8/5/2010	Goldman Sachs	ING Financial Markets, LLC
ING Balanced Fund	DirecTV Holdings	8/10/2010	Salomon Brothers	ING Financial Markets, LLC